Exhibit 10.1

ESCROW AGREEMENT

This Escrow Agreement (“Escrow Agreement”) is dated as of the 26th day of June, 2006 among SACO TECHNOLOGIES INC., a corporation incorporated under the Canada Business Corporation Act, (“Saco”), LSI INDUSTRIES INC., an Ohio corporation (“LSI”), and THE BANK OF NEW YORK TRUST COMPANY, N.A., as escrow agent (the “Escrow Agent”).

BACKGROUND

WHEREAS, LSI, Saco and certain Affiliates of Saco have entered into a Stock Purchase Agreement dated as of even date herewith (the “Purchase Agreement”) pursuant to which LSI has purchased all of the issued and outstanding stock of 4349466 Canada, Inc., a corporation incorporated under the Canada Business Corporation Act;

WHEREAS, pursuant to the terms of the Purchase Agreement, LSI and Saco have agreed that One Million Four Hundred and Nineteen Thousand Three Hundred Fifty Five (1,419,355) LSI Common Shares (the “Escrow Shares”) issued to Saco pursuant to the Purchase Agreement shall be held in escrow pursuant to the terms of this Escrow Agreement to be released, subject to the terms of this Escrow Agreement, on or before September 30, 2008, and to serve, in the interim, as security for the “Sellers’” and the “Shareholders’” obligations under the Purchase Agreement; and

WHEREAS, in accordance with the provisions of the Purchase Agreement, Escrow Agent is designated to act as the escrow agent for the parties hereto under the terms of this Escrow Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth below and other good and valuable consideration, the parties hereto agree as follows:

1. Designation and Delivery. LSI and Saco hereby designate The Bank of New York Trust Company, N.A. as “Escrow Agent” under this Escrow Agreement. LSI and Saco have delivered to the Escrow Agent a copy of the Purchase Agreement, which agreement is attached hereto as Exhibit A. LSI, in accordance with the terms of Section 2.2 of the Purchase Agreement, hereby delivers to the Escrow Agent certificates in the name of Saco evidencing the Escrow Shares (the “Deposit”). Saco hereby delivers to the Escrow Agent duly executed stock powers of Saco covering the Escrow Shares (the “Stock Transfer Powers”).

2. Cash Portion of Escrow Fund. The Escrow Agent shall cause all stock dividends, distributions in the form of securities (including shares distributed in a stock split), proceeds from any sale or liquidation, or other income (excluding cash dividends) earned on or with respect to the Escrow Shares and received by the Escrow Agent, to be added to the Deposit. Such deposited dividends, distributions or other income, together with the Deposit, shall constitute the “Escrow Fund” to be distributed as provided in Section 7 hereof. Notwithstanding the foregoing, any and all cash dividends earned on or with respect to the Escrow Shares and received by the Escrow Agent prior to the receipt by Escrow Agent of any Notice of Claim shall be paid promptly to Saco and shall not become part of the Escrow Fund; provided further, after the receipt by Escrow Agent of any Notice of Claim, all cash dividends earned on or with respect to the Escrow Shares received by the

Escrow Agent shall be added to the Deposit. Upon written request of Saco, the Escrow Agent shall sell all or a portion of the Escrow Shares pursuant to instructions providing the number of Escrow Shares to be sold and any other conditions applicable to the sale of such Escrow Shares. The proceeds of such sale shall become part of the Escrow Fund to be distributed as provided in Section 7 hereof. The Escrow Agent will invest the cash portion of the Escrow Fund that are not distributed pursuant to the terms of this Escrow Agreement in money market funds rated AAA or better which are authorized to invest in short term securities issued, or guaranteed as to principal and interest, by the U.S. Government and repurchase agreements with respect to such securities (including any money market fund managed by the Escrow Agent and any of its affiliates) (collectively, the “Permitted Investments”) as directed by Saco in writing.

3. Escrow Agent as Custodian; Expenses. The Escrow Agent, for all purposes of this Escrow Agreement, shall be treated as and considered legally a custodian. Except as otherwise provided herein and in the Purchase Agreement, Saco shall retain all of its rights as a stockholder of LSI while the Escrow Shares are held in escrow hereunder, including the right to vote such Escrow Shares. The Escrow Agent shall be entitled to rely conclusively upon the written notice provided in Section 7 and may assume the genuineness of all signatures and documents and the authority of all signatories. Except for its obligation to keep the Escrow Fund safely in its custody (subject to the terms and provisions of this Agreement), the Escrow Agent shall have no liability except for gross negligence or willful misconduct in the performance of its duties under this Escrow Agreement for any action taken (or any failure to act) in good faith.

4. Escrow Account Statements. The Escrow Agent is hereby authorized to execute purchases and sales of Permitted Investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent shall send statements to LSI and Saco on a monthly basis reflecting activity in the Escrow Fund for the preceding month. In doing so, the Escrow Agent may provide a statement containing information regarding any deposits and disbursements and a separate statement reflecting the investment detail, including the balance, purchases, sales, and interest postings. However, absent a specific request by either LSI or Saco to the contrary, no statement need be rendered pursuant to this Escrow Agreement if no activity occurred for such month. LSI and Saco each acknowledge and agree that the delivery of the escrowed property is subject to the sale and final settlement of investments described herein. Proceeds of a sale of investments will be delivered on the business day on which the appropriate instructions are delivered to the Escrow Agent if received prior to the deadline for same day sale of such investments. If such instructions are received after the applicable deadline, proceeds will be delivered on the next succeeding business day.

5. Compensation of Escrow Agent. The Escrow Agent shall be entitled to reasonable fees and reimbursement for reasonable expenses including, but not by way of limitation, the reasonable fees and costs of attorneys or agents which it may find necessary to engage in performance of its duties hereunder, in accordance with the fee schedule attached hereto as Exhibit B; provided, however, that the Escrow Agent shall, to the extent practicable, give reasonable prior written notice of its intention to engage counsel to Saco and LSI. Such fees and expenses shall, to the extent required to be paid at the Closing, be paid, at the Closing, and any remaining amounts shall be invoiced on an annual basis and, in each case, shall be paid one-half by LSI and one-half by Saco. The Escrow Agent shall have, and is hereby granted, a prior lien upon any property, cash, or assets of the Escrow Fund, with respect to its unpaid fees and nonreimbursed expenses, superior to the interests of any other persons or entities, and shall be entitled and is hereby granted the right to set off and deduct any unpaid fees and/or nonreimbursed expenses from amounts on deposit in the Escrow Fund.

6. Resignation; Disagreements.

(a) The Escrow Agent may resign from all further duties and liabilities hereunder as escrow agent by giving to Saco and LSI written notice of such resignation at least 60 days prior to the effective date thereof, or such shorter notice as Saco and LSI may accept as sufficient. Saco and LSI shall have the power by mutual agreement at any time to remove the Escrow Agent and to appoint a new escrow agent. In the event of the Escrow Agent’s resignation or removal as aforesaid, Saco and LSI may appoint a new escrow agent, and, failing such appointment, the retiring escrow agent may apply to any court of competent jurisdiction in the State of New York for the appointment of a new escrow agent. Upon the appointment of a new escrow agent, the Escrow Agent shall transfer the Escrow Fund to such new escrow agent.

(b) In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Fund or in the event that Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent shall be entitled to (i) interplead all of the assets held hereunder into a court of competent jurisdiction, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets or (ii) retain the Escrow Fund until Escrow Agent shall have received (A) a final non-appealable order of a court of competent jurisdiction directing delivery of the Escrow Fund, or (B) a written agreement executed by both Saco and LSI hereto directing delivery of the Escrow Fund, in which event Escrow Agent shall disburse the Escrow Fund in accordance with such order or agreement. Any court order shall be accompanied by a legal opinion by counsel for the party seeking distribution of the Escrow Fund satisfactory to Escrow Agent to the effect that the order is final and non-appealable. Escrow Agent shall act on such court order and legal opinion without further question or delay.

7. Termination and Distribution of Escrow Fund.

(a) Except as set forth in Section 7(d), this Escrow Agreement shall terminate upon the earlier of (i) September 30, 2008 or (ii) the date upon which the Escrow Agent shall have distributed all of the Escrow Fund as provided herein.

(b) If, on or prior to September 30, 2008, LSI shall not have delivered to the Escrow Agent and Saco a Notice of Claim (as defined in Section 7(g)below), with respect to the Escrow Fund, the Escrow Fund shall be promptly released and delivered in its entirety to Saco by the Escrow Agent.

(c) If, on or prior to September 30, 2008, LSI shall have delivered a Notice of Claim to the Escrow Agent and Saco, and Saco shall not have disputed the Notice of Claim in writing within 15 business days after its receipt of the Notice of Claim, the amount of the indemnity claim specified in LSI’s Notice of Claim shall promptly be released and delivered to LSI by the Escrow Agent. For purposes of determining the number of Escrow Shares to be released to LSI pursuant to this Section 7(c) in satisfaction of indemnity claims and the amount received by LSI in satisfaction of the indemnity claims, the value of the Escrow Shares shall be based upon the average of the closing sale price of LSI’s common stock as reported on the NASDAQ National Market System (or such other market where LSI Common Shares may then be traded) for the 5 trading days immediately preceding the second trading day immediately preceding the date on which the Escrow Shares (or portion thereof) are released. The balance of the Escrow Fund not so released shall continue to be held in escrow by the Escrow Agent pursuant to the terms of this Escrow Agreement.

(d) If, on or prior to September 30, 2008, LSI shall have delivered a Notice of Claim to Saco and the Escrow Agent and Saco shall have disputed the Notice of Claim in writing within 15 business days after its receipt of the Notice of Claim, the Escrow Agent shall retain that portion of the Escrow Fund equal to the amount of the indemnity claim specified in the Notice of Claim until the dispute is resolved by a final, binding and non-appealable order of a court of competent jurisdiction or by agreement between LSI and Saco even if the resolution of the dispute occurs after September 30, 2008 and shall distribute the portion so retained either pursuant to joint written instructions from LSI and Saco or pursuant to such court order. For purposes of determining the number of Escrow Shares to be retained under this Section 7(d) and Section 7(e) by the Escrow Agent upon receipt of the Notice of Claim, the value of the Escrow Shares shall be based upon the average of the closing sale price of LSI’s common stock as reported on the NASDAQ National Market System (or other applicable market) for the five (5) trading days immediately preceding the second trading day immediately preceding the date on which the Escrow Agent receives notice from Saco that the Notice of Claim is being disputed.

(e) On each of the dates set forth below, the Escrow Agent shall release such number of LSI Common Shares constituting Escrow Shares set forth opposite such date (each, a “Release Date”):

Release Date	Escrow Shares to be Released
September 30, 2006	419,355
September 30, 2007	500,000
September 30, 2008	500,000

; provided, however, if a Notice of Claim has been delivered to the Escrow Agent prior to the applicable Release Date the Escrow Agent shall release only those number of Escrow Shares less (i) the number of Escrow Shares equal to the amount of indemnity claims specified in any and all Notice of Claims delivered to the Escrow Agent prior to the applicable Release

Date and (ii) the number of Escrow Shares previously released to Saco pursuant to Section 7(f). Once the dispute is resolved by a final, binding and non-appealable order of a court of competent jurisdiction or by agreement between LSI and Saco, the Escrow Agent shall distribute to Saco the portion of the Escrow Fund equal to the amount of indemnity claims specified in any and all Notice of Claims delivered to the Escrow Agent prior to the applicable Release Date, less the amount which is finally determined as due and owing to LSI.

(f) Notwithstanding anything in this Escrow Agreement to the contrary, if at any time prior to September 30, 2008, LSI concludes, based on the determination of LSI’s Board of Directors, after consulting with legal counsel and other experts retained by LSI, that no claim for indemnification by any Indemnified LSI Party is likely to arise out of the Sellers’ or the Company’s infringement upon, misappropriation of, or conflict with the Intellectual Property rights of third parties, LSI shall give written notice to the Escrow Agent of such determination and authorize the release of the entire amount of the Escrow Fund, except for 290,000 LSI Common Shares which such amount shall remain subject to the terms of this Escrow Agreement until September 30, 2008.

(g) For purposes of this Escrow Agreement, a “Notice of Claim” is a written notice by LSI to Escrow Agent, with a copy thereof to Saco, stating (i) that LSI is asserting a claim for indemnification in respect of the Escrow Fund against the Sellers and/or the Shareholders pursuant to the indemnification provisions contained in the Purchase Agreement, (ii) the nature of the claim, and (iii) LSI’s reasonable estimate of the amount of damages expected to be incurred in conjunction with the claim for which indemnification is available to LSI under the Purchase Agreement.

(h) Any release or disbursement of Escrow Shares in accordance with this Section 7 shall be made by delivering the share certificates representing such Escrow Shares to the designated party. In the event of disbursement to LSI, the Escrow Agent shall also deliver to LSI an appropriate Stock Transfer Power, completed with the amount of Escrow Shares being disbursed to LSI. Upon receipt thereof, LSI shall deliver to the Escrow Agent, as soon as practicable thereafter, new share certificates relating to the balance of Escrow Shares remaining in the hands of the Escrow Agent. Saco hereby appoints the Escrow Agent, as Saco’s attorney-in-fact to act, in the name, place and stead of Saco to (i) execute and complete additional Stock Transfer Powers, (ii) to take any actions or exercising any rights, powers or privileges that Saco is entitled or required to take or exercise under the terms of any of this Escrow Agreement and (iii) to do or cause to be done any or all things necessary or, in the determination of the Escrow Agent, desirable to observe or perform the terms, conditions, covenants and agreements to be observed or performed by Saco to transfer Saco’s right, title and interest in and to the LSI Common Shares. Notwithstanding anything to the contrary, a disbursement of any Escrow Shares to LSI shall, if accompanied by delivery of the share certificates, be valid and shall have full force and effect even in the absence of delivery of Stock Transfer Powers to LSI. Any disbursement of Escrow Shares to LSI shall be deemed to be a redemption of such Escrow Shares.

(i) If LSI at any time or from time to time effects a stock-split, reclassification, reorganization, reverse reclassification, or other change in the number of outstanding number of LSI Common Shares into a larger or smaller number of shares, the number of Escrow Shares to be released pursuant to Section 7 shall be proportionately adjusted.

(j) Notwithstanding any obligation of the Escrow Agent to disburse Escrow Shares to LSI pursuant to this Escrow Agreement, the Escrow Agent is hereby authorized by Saco and LSI to sell any Escrow Shares to any third party on commercially reasonable terms and conditions and remit to the LSI, instead of the Escrow Shares to which LSI is entitled, the consideration received by the Escrow Agent with respect to such shares; provided that the Escrow Agent shall have received from counsel to LSI a legal opinion providing that such sale is registered or exempt from registration under applicable securities laws.

(k) The parties hereto acknowledge and agree that the delivery of the proceeds of the sale of Escrow Shares is subject to the sale and final settlement of such Escrow Shares. Proceeds of a sale of Escrow Shares will be delivered on the business day on which the sale of such Shares is settled. If written instructions to sell Escrow Shares are received by the Escrow Agent pursuant to Section 2 after the applicable deadline on a Business Day, such Escrow Shares will be sold (to the extent commercially reasonable) on the next succeeding Business Day. The Escrow Agent shall not be responsible for any losses incurred due to market price fluctuations occurring between the time of receipt by the Escrow Agent of a written instruction to sell Escrow Shares and the time of the actual sale of such Escrow Shares, provided that such sale takes place within a reasonable time.

8. Duties of Escrow Agent. The duties of the Escrow Agent under this Escrow Agreement shall be entirely administrative and, except for a breach of its obligation to keep the Escrow Fund safely in its custody (subject, however, to the terms and conditions of this Agreement), the Escrow Agent shall not be liable to any third party as a result of any action or omission taken or made by it in performing its duties hereunder, if taken in good faith, except for gross negligence, willful misconduct or fraud. LSI and Saco shall severally (each being responsible for 50% of the indemnity amount claimed by the Escrow Agent) indemnify, defend and hold harmless the Escrow Agent from and against and reimburse the Escrow Agent for any and all liability, costs and expenses the Escrow Agent may suffer or incur by reason of its execution and performance of this Escrow Agreement except to the extent caused by or arising out of Escrow Agent’s gross negligence, willful misconduct or fraud or except for a failure to comply with its obligation to keep the Escrow Fund in its custody (subject, however, to the terms and conditions of this Agreement). The Escrow Agent shall have no duties except those which are expressly set forth herein, and, except as otherwise expressly set forth herein, it shall not be bound by any notice of a claim, or demand with respect thereto, or any waiver, modification, amendment, termination or rescission of this Escrow Agreement, unless in writing received by it and signed by the parties hereto and otherwise conforming to any requirements contained herein.

If the Escrow Agent shall find it necessary to consult with counsel of its own choosing in connection with this Escrow Agreement, the Escrow Agent shall not incur any liability for any action taken in good faith in accordance with such advice except to the extent caused by or arising out of Escrow Agent’s gross negligence, willful misconduct or fraud or except for a failure to comply with its obligation to keep the Escrow Funds in its custody (subject, however, to the terms and conditions of this Agreement). The foregoing indemnification shall survive termination of this Escrow Agreement.

Escrow Agent is not a party to, and is not bound by, any other agreements with the parties hereto regarding the subject matter hereof. In the event that any of the terms and provisions of any other agreement (excluding any amendment to this Escrow Agreement) between any of the parties hereto, conflict or are inconsistent with any of the provisions of this Escrow Agreement, the terms and provisions of this Escrow Agreement shall govern and control in all respects.

The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document between the other parties hereto, in connection herewith, including without limitation the Purchase Agreement. This Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Agreement or any other agreement. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES WHICH RESULT FROM THE ESCROW AGENT’S FAILURE TO ACT IN ACCORDANCE WITH THE STANDARDS SET FORTH IN THIS AGREEMENT, OR (ii) SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

The Escrow Agent shall have the right to perform any of its duties hereunder through agents, attorneys, custodians or nominees.

Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

9. Notices. All notices, consents or other communications required or permitted to be given under this Escrow Agreement shall be in writing and shall be deemed given only if (i) delivered personally or (ii) sent by registered or certified mail, postage prepaid, or (iii) sent by an internationally recognized overnight courier service with next day delivery guaranteed and delivery charges prepaid, or (iv) sent by confirmed facsimile with the original to follow by first class mail, postage prepaid, as follows:

If to Saco:	Saco Technologies Inc.
260 Strathcona
Mont-Royal, QC
H3R 1E7
Facsimile No.: (514) 745-1299

with a copy to:	Davies Ward Phillips & Vineberg LLP
1501 McGill College Avenue, 26th Floor
Montréal QC Canada H3A 3N9
Attention: Denis Ferland, Esq.
Facsimile No.: (514) 841-6499

If to LSI:	LSI Industries Inc.
10000 Alliance Road
Cincinnati, Ohio 45242
Attention: Ronald S. Stowell
Facsimile No.: (513) 791-0813

with a copy to:	Keating Muething & Klekamp PLL
One East Fourth Street, Suite 1400
Cincinnati, Ohio 45202
Attention: Paul V. Muething, Esq.
Facsimile No.: (513) 579-6457

If to Escrow Agent:	The Bank of New York Trust Company, N.A.
525 Vine Street, Suite 900
Cincinnati, Ohio 45202
Attention: Geoffrey Anderson
Facsimile No.: (513) 721-3240

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, mailed or received by facsimile transmission.

10. Ownership for Tax Purposes. Saco agrees that, for purposes of federal and other taxes based on income, Saco will be treated as the owner of the Escrow Shares and that Saco will report all income, if any, that is earned on, or derived from the Escrow Shares as its income in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.

11. Amendment. No amendment or modification of this Escrow Agreement shall be effective unless in writing and signed by the parties. This Escrow Agreement may not be terminated except in a written document signed by the parties.

12. Parties in Interest. This Escrow Agreement shall bind, benefit, and be enforceable by and against each party hereto and their successors, assigns, heirs and personal representatives. Except as otherwise expressly authorized herein or in the Purchase Agreement, no party shall in any manner assign any of its rights or obligations under this Escrow Agreement without the express prior written consent of the other parties; provided however, LSI may assign its rights hereunder to any permitted assignee of any of LSI’s rights under the Purchase Agreement and such transferee shall be subject to LSI’s obligations hereunder. No assignment or transfer permitted hereunder shall relieve or release any such transferor from any liability or obligation hereunder.

13. No Waivers. No waiver with respect to this Escrow Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of the same or any other right, power or remedy.

14. Entire Agreement. This Escrow Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Escrow Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

15. Severability. If any provision of this Escrow Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

16. Counterparts. This Escrow Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original hereof, and it shall not be necessary in making proof of this Escrow Agreement to produce or account for more than one original counterpart hereof. Facsimile signatures shall be treated as original signatures and shall be binding upon the parties.

17. Controlling Law. This Escrow Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

18. Definitions. To the extent not specifically defined herein, all terms used herein shall have the meanings ascribed to them in the Purchase Agreement.

19. WAIVER OF JURY. THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed, or caused their duly authorized representatives to execute, this Escrow Agreement on the date first written above.

LSI INDUSTRIES INC.

By:	/s/ Ronald S. Stowell
Name: Title:	Ronald S. Stowell Vice President, Chief Financial Officer and Treasurer

SACO TECHNOLOGIES INC.

By:	/s/ Fred Jalbout
Name: Title:	Fred Jalbout President

THE BANK OF NEW YORK TRUST COMPANY, N.A.

By:	/s/ Geoffrey D. Anderson
Name:	Geoffrey D. Anderson
Title:	Assistant Vice President

EXHIBIT “A”

Purchase Agreement

EXHIBIT “B”

Escrow Agent Fees

THE BANK OF NEW YORK TRUST COMPANY, N.A.

Proposal to serve as Escrow Agent for

LSI Industries, Inc./Saco Technologies Inc.

Escrow Deposit Agreement

Fee Schedule

Upon appointment of BNY as Escrow Agent, LSI Industries, Inc. and Saco Technologies Inc. shall be responsible for their prorata share (50%) of the fees, expenses and charges as set forth in this Fee Schedule.

ACCEPTANCE FEE:	$2,500
ANNUAL FEE:	$2,500

The acceptance fee is a one-time charge (nonrecurring fees unless considered extraordinary see below) per issue and is payable at the time of closing and includes:

•	Initial Review of Escrow Deposit Agreement including that of internal counsel
•	Initial Escrow Trust Account Set-up
•	Initial Receipt and Investment of escrowed funds or escrowed holdings

The annual fee includes the following and is billed in annually in advance:

•	Statements of Account/Trust Reports when applicable
•	Asset Principal and Income Collection
•	Audit Confirmations when applicable
•	Distribution of Funds or escrowed holdings as directed in the escrow agreement

INVESTMENT FEES:

We will charge a 25 basis point fee for investment management. BNYTC may also receive compensation (12b1 fee) from the money fund provider. The 12b1 fee compensates BNYTC for handling the record keeping activities associated with any deposits held. We offer a variety of U.S. Treasury, Government and Prime Money Funds from fund families such as Fifth Third Bank, BNY Hamilton, Goldman Sachs, Federated to name a few.